                    PROSPECTUS SUPPLEMENT DATED MAY 20, 1999
                        (TO PROSPECTUS DATED MAY 6, 1998)

                                                         Filed Pursuant to
                                                      Rule 424(b)(3) and (c)
                                                   Commission File No. 333-51487


                                  2,426 SHARES

                                     [LOGO]

                                  COMMON STOCK

        This Prospectus Supplement supplements the Prospectus dated May 6, 1998 (the "Prospectus") of Cisco Systems, Inc. ("Cisco" or the "Company") relating to the public offering, which is not being underwritten, and sale by certain shareholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Shareholders") of up to 2,426 shares of Cisco's Common Stock, par value $0.001 per share (the "Common Stock"), who received such shares in connection with the acquisition by statutory merger of NetSpeed, Inc. ("NetSpeed"), by and through a merger of NetSpeed with and into the Company. This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

                              SELLING SHAREHOLDERS

        Recently John Sr. and Pat McHale transferred 1,213 shares of Common Stock to Agnes T. McHale as Trustee for Agnes T. McHale Family Trust and 1,213 shares of Common Stock to John F. McHale as Trustee for John F. McHale Family Trust, which transferees were not specifically named in the Prospectus. The following table provides certain information with respect to the number of shares of Common Stock beneficially owned by shareholders of the Company who were not specifically identified in the Prospectus as Selling Shareholders, the percentage of outstanding shares of Common Stock of the Company this represents and the number of shares of Common Stock to be registered for sale hereby. The table of Selling Shareholders in the Prospectus is hereby amended to include Agnes T. McHale as Trustee for Agnes T. McHale Family Trust and John F. McHale as Trustee for John F. McHale Family Trust as Selling Shareholders.

                                                 Number of                           Number of
                                                   Shares          Percent of          Shares
                                                Beneficially      Outstanding      Registered for
Name of Selling Shareholder                       Owned(1)           Shares         Sale Hereby(1)
---------------------------                      ----------       -----------      ---------------
Agnes T. McHale as Trustee for Agnes T.            1,213               *               1,213
McHale Family Trust

John F. McHale as Trustee for John F.              1,213               *               1,213
McHale Family Trust

---------------------------

* Represents beneficial ownership of less than 1%.

(1) The registration statement to which the Prospectus and this Prospectus Supplement relate shall also cover any additional shares of Common Stock which become issuable in connection with the Shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Company's outstanding shares of Common Stock.